Exhibit 12.1

August 11, 2025

Standard Dental Labs Inc. 424 E. Central Blvd, Suite 308 Orlando, Florida

Ladies and Gentlemen:

Ladies and Gentlemen:

We have acted as legal counsel to Standard Dental Labs Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") of a Form 1-A Regulation A Offering Statement (File No. 024-12428) (the "Offering Statement"), filed by the Company with the Commission under the United States Securities Act of 1933, as amended (the "Securities Act") related to the offer and sale by the Company of up to 20,000,000 shares of common stock of the Company, par value $0.001 (the “Offered Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed (i) the legal capacity for all purposes relevant hereto of all natural persons, (ii) with respect to all parties to agreements or instruments relevant hereto including the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, (iii) that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, (iv) that such agreements and instruments are the valid, binding and enforceable obligations on all parties other than the Company, (v) that stock certificates representing the Offered Shares have been or will be duly completed, executed and delivered by the relevant officers of the Company to reflect the issuance of the Offered Shares, (vi) the issuances of the Offered Shares, have been or will be duly recorded in the stock ledger of the Company at the time of such issuance, and (vii) prior to or contemporaneously with the issuance of the Offered Shares the Company has received consideration therefor in an amount greater than the par value for such shares. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Offered Shares, when issued against payment of the consideration therefor in accordance with the subscription agreement related thereto, will be validly issued fully paid and non-assessable.

Our opinions expressed above are limited to the Nevada Revised Statutes Chapter 78 and the federal laws of the United States of America.

We understand that you wish to file this opinion with the Commission as an exhibit to the Offering Statement and to reference our firm name under the caption "Legal Matters" in the Offering Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement this opinion letter to reflect any facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein, or any future changes in laws.

Very truly yours,

/s/ Dorsey & Whitney LLP

JKB/AWE